Exhibit 99.1

For more information:

Mike Campbell, 816-842-8181

investorrelations@inergyservices.com

Inergy Reports Third Quarter Results; Raises Fiscal 2005 Guidance

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Management Conference Call Today at 3:30 PM CDT

Kansas City, MO (August 10, 2004) – Inergy, L.P. (NASDAQ: NRGY) today reported its results of operations for the quarter ended June 30, 2004, the third quarter of fiscal 2004.

For the three months ended June 30, 2004, Inergy, L.P. (Inergy) reported Income (loss) before interest, taxes, depreciation and amortization (EBITDA) as a loss of $2.7 million as compared to the $0.9 million loss reported in the third quarter of last year. Due to the seasonal nature of the propane industry, Inergy typically reports a quarterly loss in its third fiscal quarter. For the nine-month period, EBITDA increased 22% to $44.4 million from $36.6 million last year. For the three months ended June 30, 2004, Inergy reported a seasonal net loss of $9.8 million, or $0.42 per diluted limited partner unit, as compared to a net loss of $6.5 million, or $0.38 per diluted limited partner unit for the same period in the prior year. For the nine-month period ended June 30, 2004, net income before the fiscal second quarter $18.2 million net charge to earnings associated with the early retirement of debt (as previously reported) was $23.2 million, or $1.05 per diluted limited partner unit, compared to net income of $19.0 million, or $1.14 per diluted limited partner unit for the same period in the prior year.

Since the beginning of fiscal 2004, Inergy has closed sixteen acquisitions with eight of these acquisitions closing since March 1, 2004. All of the acquisitions are expected to be accretive on a distributable cash flow per unit basis.

As previously announced, the Board of Directors of the Partnership’s general partner increased Inergy’s quarterly cash distribution to $0.415 per unit ($1.66 annually) for the quarter ended June 30, 2004. This represents an 11% increase over the distribution for the same quarter of the prior year. The distribution will be paid on August 13, 2004, to unitholders of record as of August 6, 2004.

“We are pleased with our results this year – keeping us on track to deliver on our objective of double digit distribution growth,” said John Sherman, President and CEO of Inergy. Sherman continued, “We are also excited about our expansion into the Northeast along with the major acquisitions in Virginia and northern Michigan. These transactions, combined with the current active acquisition market, position Inergy for further cash distribution growth on behalf of our Unitholders through 2005.”

2005 Outlook

Inergy is raising its fiscal 2005 EBITDA guidance to a range of $56 – $58 million. The notes to the financial tables included in this press release contain a table which reconciles EBITDA to Net Income for this fiscal 2005 guidance.

Financial Results

Retail gallon sales increased 37% to 18.2 million in the third quarter of fiscal 2004 from 13.4 million gallons sold in the same quarter last year. For the nine-month periods, retail gallon sales increased 18% to 117.4 million gallons in 2004 compared to 99.8 million gallons sold in the same period of the prior year. The increased gallon sales in the third quarter are attributable to acquisitions with the nine month gallon sales increase also attributable to acquisitions partially offset by weather that was both warmer than normal and warmer than the prior year. Retail propane gross profit increased to $11.2 million in the quarter ended June 30, 2004 from $8.3 million in the same quarter of the prior year due to the increased sales volume from acquisitions. Retail propane gross profit in the nine-months ended June 30, 2004 was $78.8 million as compared to $63.6 million in the same period of 2003 also as a result of increased sales volume from acquisitions as well as an increase in gross margin per gallon.

Gross profit from wholesale operations was $2.3 million in the third quarter of fiscal 2004 compared to $0.4 million in the same period of 2003. In the nine months ended June 30, 2004, gross profit from wholesale operations was $13.8 million as compared to $6.6 million in the same period of 2003. These increases were primarily attributable to our October 2003 NGL facility acquisition in California.

Operating and administrative expenses were $20.0 million in the three months ended June 30, 2004 compared to $12.1 million in the same period of 2003. For the nine-months ended June 30, 2004, operating and administrative expenses were $60.5 million compared to $43.4 million in the same period of 2003. The increase in operating expenses is primarily the result of growth related to acquisitions.

Conference Call Details

Inergy will conduct a live conference call and webcast on Tuesday, August 10, 2004, to discuss the Company’s performance for the third quarter and the business outlook. The call will be at 3:30 p.m., CDT. Call-in begins at 3:20 p.m., CDT. The call-in number is 1-877-405-3427. The webcast can be accessed through Inergy’s website at www.InergyPropane.com. A digital recording of the call will be available for the two weeks following the call by dialing 1-800-642-1687 and entering the pass code 8962366. For more information, please contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

Inergy - headquartered in Kansas City, Missouri - is among the fastest growing Master Limited Partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 275,000 retail customers from 152 customer service centers throughout the eastern half of the United States. The Company also operates a growing supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

This press release includes the non-generally accepted accounting principle (“non-GAAP”) financial measures of EBITDA and distributable cash flow. This press release provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance. Definitions of EBITDA and distributable cash flow appear in the notes to the financial tables included in this press release.

This press release contains forward-looking statements, which are statements that are not historical in nature such as the expectation that acquisitions will be accretive on a distributable cash flow per unit basis, the belief that there is an active acquisitions market, and the business outlook. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, our ability to generate available cash for distribution to unitholders, the costs and effects of legal and administrative proceedings against us or which may be brought against us, and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

<TABLE FOLLOWS>

Inergy, L.P. and Subsidiary

Consolidated Statements of Operations

For the Three Months and Nine Months Ended June 30, 2004 and 2003

(in thousands, except per unit data)

	(Unaudited) Three Months Ended June 30,		(Unaudited) Nine Months Ended June 30,
	2004	2003	2004	2003
Revenue:
Propane	$57,540	$35,331	$345,787	$292,823
Other	12,175	4,150	34,578	14,998

	69,715	39,481	380,365	307,821
Cost of product sold	52,728	28,414	275,941	228,078

Gross profit	16,987	11,067	104,424	79,743
Expenses:
Operating and administrative	20,027	12,057	60,514	43,441
Depreciation and amortization	5,591	3,362	15,267	10,097

Operating income (loss)	(8,631)	(4,352)	28,643	26,205
Other income (expense):
Interest expense, net	(1,443)	(2,263)	(5,810)	(7,399)
Write-off of deferred financing costs (a)	—	—	(1,216)	—
Make whole premium charge (b)	—	—	(17,949)	—
Swap value received (c)	—	—	949	—
Gain (loss) on sale of property, plant and equipment	143	(96)	(136)	(86)
Finance charges	238	147	591	236
Other	6	48	84	99

Income (loss) before income taxes	(9,687)	(6,516)	5,156	19,055
Provision for income taxes	113	32	164	102

Net income (loss)	$(9,800)	$(6,548)	$4,992	$18,953

Net income (loss) allocable to:
Non-managing general partner interest	$(196)	$(131)	$100	$379
Limited partner interest	(9,604)	(6,417)	4,892	18,574

	$(9,800)	$(6,548)	$4,992	$18,953

Net income (loss) per limited partner unit:
Basic	$(0.42)	$(0.38)	$0.23	$1.16
Diluted	$(0.42)	$(0.38)	$0.22	$1.14

(a)	Deferred financing costs that were being amortized were written off as a result of the early retirement of the senior secured notes.

(b)	Represents contractual premium paid to lenders upon early retirement of the senior secured notes.

(c)	Gain upon termination of interest rate swap agreement associated with the senior secured notes that were retired.

Supplemental Information:
Retail gallons sold	18,243	13,361	117,412	99,795
EBITDA:
Net income (loss)	$(9,800)	$(6,548)	$4,992	$18,953
Interest expense, net	1,443	2,263	5,810	7,399
Write-off of deferred financing costs	—	—	1,216	—
Make whole premium charge	—	—	17,949	—
Swap value received	—	—	(949)	—
Provision for income taxes	113	32	164	102
Depreciation and amortization	5,591	3,362	15,267	10,097

EBITDA (a)	$(2,653)	$(891)	$44,449	$36,551

Distributable Cash Flow:
EBITDA (a)	$(2,653)	$(891)	$44,449	$36,551
Cash interest expense (b)	(1,059)	(1,907)	(4,613)	(6,354)
Maintenance capital expenditures (c)	(420)	(238)	(882)	(808)
Provision for income taxes	(113)	(32)	(164)	(102)

Distributable cash flow (d)	$(4,245)	$(3,068)	$38,790	$29,287

Weighted Average Limited Partner Units Outstanding:
Basic	22,950	17,032	21,551	16,044
Diluted	22,950	17,032	22,011	16,276

	June 30, 2004	September 30, 2003
Outstanding Debt:
Working Capital Facility	$129	$15,500
Acquisition Facility	107,604	25,524
Senior Secured Notes	—	86,265
Other Debt	5,275	3,838

Total Debt	$113,008	$131,127

Total Partners’ Capital	$241,766	$178,983

(a)	EBITDA is defined as income before taxes, plus net interest expense (inclusive of write-off of deferred financing costs, make whole premium charge, less gain from termination of interest rate swap agreement) and depreciation and amortization expense. EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or ability to service debt obligations. EBITDA is presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. We believe that the presentation of EBITDA is useful to lenders and investors because of its use in the propane industry and for master limited partnerships as an indicator of the strength and performance of the ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Additionally, we believe that EBITDA provides useful information to our investors for trending, analyzing and benchmarking our operating results as compared to other companies that may have different financing and capital structures. The presentation of EBITDA allows investors to view our performance in a manner similar to the methods used by management and provides additional insight to our operating results.
(b)	Cash interest expense is net of amortization charges associated with deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as EBITDA, less cash interest expense, maintenance capital expenditures and income taxes. We believe that distributable cash flow provides additional information for evaluating Inergy’s ability to declare and pay distributions to unitholders. Distributable cash flow should not be considered an alternative to cash flow from operating activities or any other measure of financial performance in accordance with accounting principles generally accepted in the United States. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by others.

(e)	The following table includes a reconciliation of forecasted net income to forecasted EBITDA for the fiscal year ending September 30, 2005.

	Forecast Range Fiscal Year End September 30, 2005
Net Income (estimate)	$21.2	$23.2
Interest Expense (estimate)	10.6	10.6
Depreciation and Amortization (estimate)	24.0	24.0
Income Taxes (estimate)	0.2	0.2

EBITDA (estimate)	$56.0	$58.0